FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this "Amendment") is made, for reference purposes only, on December 29, 2017, by and between PACIFIC NORTH COURT HOLDINGS, L.P., a California limited partnership ("Landlord"), and ADAMIS PHARMACEUTICALS CORPORATION, a Delaware corporation ("Tenant"), with reference to the following facts:

RECITALS

A. Landlord and Tenant are parties to that certain Office Lease Agreement dated as of April 1, 2014 (as amended, the "Lease") for that certain premises located at 11682 El Camino Real, Suite 300, San Diego, California 92130, consisting of approximately 7,525 Rentable Square Feet of commercial office space (the "Premises").

B. The parties desire to amend the Lease as set forth in this Amendment.

C. All capitalized terms used in this Amendment unless specifically defined herein shall have the same meaning as the capitalized terms used in the Lease.

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are expressly acknowledged, Landlord and Tenant agree as follows:

AGREEMENT

1. Extension Term. The term of the Lease for the Premises is set to expire on November 30, 2018. By virtue of this Amendment, Landlord and Tenant hereby agree that the term of the Lease for the Premises shall be extended to and including November 30, 2023 (the "Expiration Date"), subject to the terms and conditions contained herein and the Lease. For the purposes of this Amendment, the period of time between and including December 1, 2018 (the "Extended Term Effective Date") and the Expiration Date shall be referred to herein as, the "Extension Term." Furthermore, any and all previously granted and unexercised options to extend the term of the Lease shall be null and void and of no further force or effect.

2. Rent. Tenant shall pay Basic Monthly Rent to Landlord for the Premises in advance on or before the first day of every calendar month, without any set-off or deduction, pursuant to the current rate as set forth in the Lease. However, as of the Extended Term Effective Date, Tenant's Basic Monthly Rent for the Premises shall be as follows during the Extension Term:

Basic Monthly Rent

Lease Period	Approximate Rate per RSF per Month	Actual Total per Month
12/1/2018 – 11/30/2019	$3.75	$28,218.75**
12/1/2019 – 11/30/2020	$3.86	$29,065.31
12/1/2020 – 11/30/2021	$3.98	$29,937.27
12/1/2021 – 11/30/2022	$4.10	$30,835.39
12/1/2022 – 11/30/2023	$4.22	$31,760.45

*** Tenant shall be granted a one (1) month abatement of Basic Monthly Rent which shall be allocated during the month of December 2018. As such and provided Tenant is not in material default of this Lease, Tenant shall not be required to pay Basic Monthly Rent during the month of December 2018. If Tenant is deemed in material default of the Lease (after applicable notice and cure period), Tenant shall become fully liable for all funds abated and Landlord shall be entitled to exercise all of its rights and remedies with respect to collecting the monies so abated.*

3. Operating Expenses, Tax Expenses and Insurance Expenses. For the purposes of calculating Tenant's Share of Operating Expenses, Tax Expenses and Insurance Expenses, upon the Extended Term Effective Date, Section 2.9 of the Lease shall be amended to provide that (i) Expense Year 2019 shall be the Base Year, and (ii) Expense Year 2020 shall be the first comparison Expense Year.

4. Landlord's Work. On or before the Extended Term Effective Date, Landlord shall, at Landlord's sole cost and expense, using commercially reasonable efforts not to materially interrupt Tenant's business in the Premises, and using Building standard materials, (i) paint the Premises, and (ii) install new carpet and base molding throughout the Premises.

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5. **Right of First Offer**. Provided (i) that an Event of Default has not occurred and is continuing, (ii) the existing tenant of the Additional Space (as defined below) has provided notice to Landlord that it intends to vacate the Additional Space or existing tenant's lease has expired or terminated, and (iii) subject to the other terms and conditions set forth in this Section 5, Tenant shall have a one-time right of first offer with respect to Suite 305 located on the third (3rd) floor of the Building, as more specifically set forth in Exhibit "B" attached hereto (the "Additional Space"), as set forth in this Section 5 (the "ROFO"). Promptly after condition (ii) above has occurred, Landlord shall provide notice to Tenant of the date the Additional Space is estimated to become available ("Landlord's Notice"). Within ten (10) business days of Tenant's receipt of Landlord's Notice, Tenant may notify Landlord in writing of its desire to lease the Additional Space (the "Tenant Interest Notice"), and Landlord shall, within ten (10) business days thereafter, respond to Tenant in writing regarding the availability of the Additional Space and the terms upon which Landlord would be willing to lease such space, including, without limitation, Basic Monthly Rent and length of term (the "Landlord Proposal"). Within five (5) days following delivery by Landlord of a Landlord Proposal, Tenant may elect to lease the Additional Space on the terms and conditions set forth in the Landlord Proposal by providing written notice thereof (the "Tenant Election"). If Tenant timely makes the Tenant Election, then the parties shall in good faith negotiate and enter into an amendment to the Lease for the lease of the Additional Space within fifteen (15) days following the Tenant Election. If Tenant fails to timely make the Tenant Election, then Tenant shall waive the ROFO with respect the Additional Space and Landlord shall have the right in its sole discretion to lease the Additional Space to a third party on such terms and conditions as Landlord desires. The ROFO is personal to the Tenant originally named in this Amendment and may not be exercised by anyone other than such originally named Tenant or a Permitted Transferee that constitutes an affiliate of such original Tenant. Tenant shall not have the right to exercise the ROFO, notwithstanding anything set forth above or elsewhere in the Lease to the contrary: (a) during any period of time commencing from the date Landlord gives to Tenant a written notice that Tenant is in material default under any provision of the Lease and continuing until the default alleged in said notice is cured; (b) during the period of time commencing on the day after a monetary obligation to Landlord is due from Tenant and unpaid (without any necessity for notice thereof to Tenant) and continuing until the obligation is paid. The period of time within which the ROFO may be exercised shall not be extended or enlarged by reason of Tenant's inability to exercise the ROFO because of the foregoing provisions of this Paragraph 5, even if the effect thereof is to eliminate Tenant's right to exercise the ROFO. For the avoidance of doubt, Landlord shall not be required to relocate or force the existing tenant of the Additional Space to vacate the Additional Space, and Tenant acknowledges and agrees that Landlord shall have the right to renew or extend the term of such lease with such existing tenant and Landlord shall not be require to provide Tenant with notice of such renewal or extension.

6. **Tenant Certification**. By execution of this Amendment, Tenant hereby certifies that as of the date hereof, neither Tenant nor Landlord is in default of the performance of its obligations pursuant to the Lease, and Tenant has no claim, defense, or offset with respect to the Lease.

7. **Certified Access Specialist**. Tenant acknowledges and agrees that it has reviewed the CASp Inspection Disclosure and Acknowledgment attached to this Amendment as Exhibit "A", and California Civil Code Section 1938, attached thereto and incorporated herein, at least 48 hours prior to the execution of this Amendment.

8. **Utility and Energy Usage**. By executing this Amendment, Tenant hereby authorizes Landlord to obtain information regarding Tenant's utility and energy usage at the Premises directly from the applicable utility providers and Tenant shall execute, within five (5) days of Landlord's request, any additional documentation required by any applicable utility provider evidencing such authorization. Further, within five (5) days of Landlord's request, Tenant shall provide to Landlord all requested information regarding Tenant's utility and energy usage at the Premises, which information may include copies of Tenant's utilities bills.

9. **Real Estate Brokers**. Tenant represents and warrants to Landlord that it has not authorized or employed, or acted by implication to authorize or employ, with any real estate broker or sales person to act for it in connection with this Amendment or dealt with any real estate broker or sales person in connection with this Amendment other than Ashcraft Investments, Inc. Tenant also agrees to indemnify, defend and hold harmless Landlord from and against any and all claims by any real estate broker or salesman whom the Tenant authorized or employed, or acted by implication to authorize or employ, to act for Tenant in connection with this Amendment, or with any broker or sales person with whom Tenant dealt in connection with this Amendment other than Ashcraft Investments, Inc.

10. **Sustainability Reporting Requirements**. Tenant shall provide and deliver

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sustainability consumption information and data (collectively, "Sustainability Information") as reasonably requested by Landlord which shall include, without limitation, documentation relating to Tenant's specific use and occupancy of the Premises in regard to sustainability objectives. Additionally, Tenant authorizes Landlord to request Tenant's Sustainability Information from third parties including utility companies or vendors, as Landlord deems reasonably appropriate. Requested Sustainability Information may include, but shall not be limited to: (a) energy consumption (including electrical, gas and other) using EnergyStar energy performance rating or other agreed upon system, (b) estimate of carbon and other greenhouse gas emissions, (c) water consumption, (d) waste generated, and (e) environmental characteristics (shading, bikes, etc.). Landlord shall be entitled to disclose and utilize such Sustainability Information as it deems reasonably necessary, including, without limitation, for the following purposes: (a) monitoring and improving utility usage, (b) benchmarking the Project or the Building against any sustainable targets, (c) confirming the compliance of its sustainability practices, (d) maintaining, submitting or obtaining certifications or rating for the Project or the Building, or (e) applying for fee waivers, credits and/or rebates related to green or sustainable improvements.

11. **Confirmation**. Except, as and to the extent modified by this Amendment, all provisions of the Lease shall remain in full force and effect. In the event of a conflict between the terms of the Lease and the terms of this Amendment, the terms in this Amendment shall control.

12. **Counterparts**. This Amendment may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic mail, each of which shall be deemed an original for all purposes, and all counterparts shall constitute one and the same instrument.

13. **Electronic Signatures**. Landlord and Tenant consent to the use of electronic signatures on this Amendment and all documents relating to the Lease and this Amendment, and any amendments to any of the foregoing (collectively, the "Lease Documents"). Landlord and Tenant agree that any electronic signatures appearing on the Lease Documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that any electronically signed Lease Document shall, for all purposes of the Lease Documents and applicable law, be deemed to be "written" or "in writing," to have been executed, and to constitute an original written record when printed, and shall be fully admissible in any legal proceeding. For purposes hereof, "electronic signature" shall have the meaning set forth in the Uniform Electronic Transactions Act, as the same may be amended from time to time.

[Signature page to follow]

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IN WITNESS WHEREOF, Landlord and Tenant agree to the foregoing as evidenced by affixing their signatures below.

LANDLORD:

PACIFIC NORTH COURT HOLDINGS, L.P.,
a California limited partnership

By: American Assets Trust Management, LLC, a Delaware limited liability company, as Agent

By: ______________________
Steven M. Center
V.P. of Office Properties

By: ______________________
Adam Wyll
Senior Vice President

Dated: 12/29/2017

TENANT:

ADAMIS PHARMACEUTICALS CORPORATION,
a Delaware corporation

By: ______________________

Name: Dennis J. Carlo

Title: CEO

Dated: 12/12/17

EXHIBIT "A"

CASp Inspection Disclosure and Acknowledgment

This CASp Inspection Disclosure and Acknowledgment ("Disclosure and Acknowledgment") is provided in connection with the proposed First Amendment to Lease ("Amendment") between PACIFIC NORTH COURT HOLDINGS, L.P., a California limited partnership ("Landlord"), and ADAMIS PHARMACEUTICALS CORPORATION, a Delaware corporation ("Tenant"), for the property at 11682 El Camino Real, Suite 300, San Diego, California 92130 (the "Premises"), as required by California Civil Code Section 1938, regarding CASp (Certified Access Specialist) inspections. A copy of California Civil Code Section 1938 is attached hereto.

1. The Premises ☐ have ☒ have not been inspected by a Certified Access Specialist (CASp).

2. If the Premises have been inspected by a CASp inspector:

A. Compliance Certification.

☐ the Premises have been determined to meet all applicable construction-related accessibility standards pursuant to California Civil Code §55.51 et seq.

☐ the Premises have not been determined to meet all applicable construction-related accessibility standards pursuant to California Civil Code §55.51 et seq.

B. Available CASp Reports.

The following CASp inspection certificates and reports have been issued for the Premises:

☐ CASp inspection report dated ______________ issued by ________________

☐ CASp inspection certificate dated ______________ issued by ________________

3. Tenant Rescission Rights.

(1) If Tenant receives a copy of the CASp inspection report more than 48 hours before signing the Amendment, Tenant has no right to rescind the Amendment based upon information contained in the report.

(2) If Tenant does not receive a copy of the CASp inspection report at least 48 hours before signing the Amendment, Tenant has 72 hours after signing the Amendment to rescind.

(3) If Tenant does not receive a copy of the CASp inspection report before signing the Amendment, Landlord must provide a copy of the inspection report within 7 days after the Amendment is signed. Tenant will have up to 3 days thereafter to rescind the Amendment based on information in the report.

(4) Tenant agrees not to disclose information in the CASp inspection report(s) or the disability access inspection certificate except as necessary for Tenant to complete repairs to correct accessibility violations.

(5) A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.

[Signature page to follow]

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LANDLORD:

PACIFIC NORTH COURT HOLDINGS, L.P., a California limited partnership

By: American Assets Trust Management, LLC, a Delaware limited liability company, as Agent

By: ______________________
Steven M. Center
V.P. of Office Properties

By: ______________________
Adam Wyll
Senior Vice President

Dated: 12/29/2017

TENANT:

ADAMIS PHARMACEUTICALS CORPORATION, a Delaware corporation

By: ______________________

Name: DENNIS J. CARLO

Title: Pres/CEO

Dated: ______________________

Civil Code §1938

(a) A commercial property owner or lessor shall state on every lease form or rental agreement executed on or after January 1, 2017, whether or not the subject premises have undergone inspection by a Certified Access Specialist (CASp).

(b) If the subject premises have undergone inspection by a CASp and, to the best of the commercial property owner's or lessor's knowledge, there have been no modifications or alterations completed or commenced between the date of the inspection and the date of the lease or rental agreement which have impacted the subject premises' compliance with construction-related accessibility standards, the commercial property owner or lessor shall provide, prior to execution of the lease or rental agreement, a copy of any report prepared by the CASp with an agreement from the prospective lessee or tenant that information in the report shall remain confidential, except as necessary for the tenant to complete repairs and corrections of violations of construction-related accessibility standards that the lessee or tenant agrees to make.

(c) Making any repairs or modifications necessary to correct violations of construction-related accessibility standards that are noted in a CASp report is presumed to be the responsibility of the commercial property owner or lessor, unless otherwise mutually agreed upon by the commercial property owner or lessor and the lessee or tenant. The prospective lessee or tenant shall have the opportunity to review any CASp report prior to execution of the lease or rental agreement. If the report is not provided to the prospective lessee or tenant at least 48 hours prior to execution of the lease or rental agreement, the prospective lessee or tenant shall have the right to rescind the lease or rental agreement, based upon the information contained in the report, for 72 hours after execution of the agreement.

(d) If the subject premises have been issued an inspection report by a CASp, as described in paragraph (1) of subdivision (a) of Section 55.53, indicating that it meets applicable standards, as defined in paragraph (4) of subdivision (a) of Section 55.52, the commercial property owner or lessor shall provide a copy of the current disability access inspection certificate and any inspection report to the lessee or tenant not already provided pursuant to subdivision (b) within seven days of the date of the execution of the lease form or rental agreement.

(e) If the subject premises have not been issued a disability access inspection certificate, as described in subdivision (e) of Section 55.53, the commercial property owner or lessor shall state the following on the lease form or rental agreement:

"A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."

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